Exhibit 10.3
GROUP SHORT TERM DISABILITY REINSURANCE AGREEMENT
THIS AGREEMENT is between SAFECO LIFE INSURANCE COMPANY of Seattle, Washington (hereinafter “Insurer”) and DUNCANSON & HOLT SERVICES, INC., a Maine corporation, as Managing Agent (hereinafter “Managing Agent”) for each of the participating reinsurers collectively referred to in this Agreement as the American Disability Reinsurance Underwriters Syndicate (ADRUS) and listed in Appendix A (hereinafter “Reinsurer”).
The Managing Agent represents and warrants that the Reinsurer has authorized the Managing Agent to enter into, execute and deliver agreements of this sort on its behalf and to exercise all of its rights and perform all of its obligations under such agreements on its behalf, including but not limited to, underwriting of policies, collection of premiums, and management of claims in accordance with the terms of such agreements. All performances required by and for the Reinsurer under this Agreement shall be conducted through the Managing Agent.
In consideration of the mutual promises set forth below, the parties agree as follows:
ARTICLE I. GENERAL PROVISIONS
The effective date of this Agreement is January 1, 1999. On and after this date, one hundred percent (100%) (hereinafter referred to as the “Reinsured Percentage”) of the Insurer’s liability (hereinafter referred to as “Underlying Risk”) for the group short term disability insurance policies written on or after January 1, 1999 will be ceded to and reinsured by the Reinsurer. For group short term disability policies effective prior to January 1, 1999, the Reinsured Percentage shall become one hundred percent (100%) as of that date.
Other terms and conditions of this Agreement are as follows:
A)	For risks reinsured under this Agreement, the Insurer will use only those policy forms which have been approved by the appropriate regulatory authorities. After the Reinsurer has reviewed and approved copies of these forms, and insurance policies have been accepted by the Policyholder and administered in accordance with the terms of this Agreement, the Reinsurer will be liable to the Insurer for the Reinsured Percentage in accordance with the provisions of the policies reinsured.

B)	The Insurer, by executing this Agreement, represents that it is licensed to do insurance business in every state, district or territory of the United States, or the District of Columbia, in which it does business; and that it is licensed to write the group health and disability insurance policies which are the subject of this Agreement.

C)	This Agreement represents an exclusive reinsurance arrangement between the parties for short term disability business. All business quoted using rates provided by the Reinsurer shall be reinsured under this Agreement. In the event the Reinsurer declines to accept any policy, the Insurer may reinsure such policy with another reinsurer.

D)	Upon agreement of risk and benefits between Reinsurer and Insurer, any increase in benefit liability resulting from Insurer’s divergence from same shall be borne by the Insurer. The Reinsurer does not assume liability for any risk not agreed upon and which is incurred as a result of errors, intentional or otherwise, in the policy and/or certificate issued:
ARTICLE II. UNDERWRITING
A)	Any reinsurance under this Agreement will be effected only through the express written consent of the Reinsurer for each case submitted under any disability insurance policy covered by this Agreement. The Insurer will submit underwriting data to the Reinsurer and the Reinsurer will inform the Insurer of its decision to accept or reject liability. The Reinsurer will make available to the Insurer the underwriting data prepared and used in making its determination. The reinsurer agrees to reinsure all policies in force on January 1, 1999, without regard to any policy underwriting.

The Reinsurer has the right to approve individuals insured under any policy as a condition of its acceptance of that policy. The Reinsurer may waive this right for some or all policies at any time.

B)	The Reinsurer shall keep and maintain appropriate records of evidence of insurability, including but not limited to the policy, applications, certificates of coverage, medical forms, and other evidence of insurability, for at least three (3) years. Upon termination of this Agreement, the Reinsurer will retain and Insurer shall have access to such information for the later of three (3) years from termination date or the date the last active claim ceases.

C)	Either the Insurer or the Reinsurer may, at any reasonable time during normal working hours of the Insurer and upon provision of written notice fourteen (14) days in advance, review and audit the records of the other party relating to business reinsured under this Agreement.

ARTICLE III. FINANCIAL RESPONSIBILITIES AND TRANSACTIONS
A)	The Insurer shall remit premium for reinsured group short term disability policies to the Reinsurer by the tenth (10th) of each month. The monthly report provided will contain all of the cash activity reported to the Insurer in the previous month in addition to information mutually agreed to by the Insurer and the Reinsurer.

The Insurer will follow all prudent procedures for premium collection and will notify the Reinsurer of all reinsured policies for which premium is overdue by thirty (30) days of the due date. The Reinsurer may assess an interest charge equal to the interpolated seven (7) year value of five (5) year and ten (10) year United States Treasury Bonds on premium overdue by more than thirty (30) days.

If the premium payment period for any policy comprising the Underlying Risk is other than monthly, the parties to this Agreement shall determine, by mutual consent, the proper method of reporting, accounting, and transferring of balances.

For past due premiums on all reinsured policies for which premiums remain due and unpaid for thirty (30) days following their due date, the Insurer shall take appropriate action to terminate all prospective liability in accordance with the policy provisions and shall institute its usual collection procedures. If the Insurer fails to take appropriate action to terminate all prospective liability, the Reinsurer reserves the right to terminate reinsurance of such ceded policies for which premiums remain unpaid for thirty (30) days past their due date.

B)	For any business sold under this Agreement, the Reinsurer will specify the percentage of premium to be paid to it for reinsurance of each policy at the time Reinsurer accepts liability under the terms of the Underwriting Article of this Agreement.

C)	The liability of the Reinsurer shall begin simultaneously with the Reinsurer’s acceptance of reinsurance for a short term disability insurance policy, subject to the terms of this Agreement.

D)	The Insurer is responsible for paying all premium taxes concerning any business covered by this Agreement

E)	Upon provision of written notice fourteen (14) days in advance, each party shall have the right, at any reasonable time during normal working hours, to inspect, at the office of the other party, all non-proprietary, non-confidential and non-privileged books, records and documents relating to policies reinsured under this Agreement.

F)	If the Insurer fails to pay the consideration described in this Article, the Reinsurer shall have the right to terminate, from the date up to which the policy premiums have been paid, its obligation for that portion of the Underlying Risk for which consideration is in arrears.

G)	The Reinsurer will be bound by the consideration it specifies for a particular policy. However, on any date that the Insurer has the right to terminate a policy or change the premium for said policy, the Reinsurer may, with sixty (60) days advance notice, modify the rate of consideration or terminate reinsurance on the policy. The Insurer shall then be bound by the modification.

H)	Reinstatement of the reinsurance on ceded policies which have been terminated under any provision of this Article shall be at the Reinsurer’s discretion.

I)	Each party to this Agreement shall have the right to offset any balance(s), or any other amounts due relating to this or related agreements. In the event of the insolvency of a party to this Agreement, offsets shall only be allowed in accordance with the Insolvency Article of this Agreement.
ARTICLE IV. CLAIMS
The Insurer shall promptly transmit to the Reinsurer all claims, proofs of loss and supplemental statements of disability submitted on a policy reinsured hereunder. Upon receipt thereof the Reinsurer will pay the claim and/or recommend other appropriate action. The Reinsurer will not be liable for any claim received from the Insurer more than one year after this claim has been received in the Insurer’s office. The Reinsurer may change the reinsurance rate, retroactive to the last renewal date, if the receipt of a claim reported to the Reinsurer is more than one year after receipt by the Insurer and if the timely receipt would have caused a different reinsurance rate to be charged.
A)	All services will be performed in accordance with Appendix B, the Claims Management Agreement. This Agreement includes administrative procedures particular to the claims management process and includes, but is not limited to: Authorization to Pay Claims, Claim Administration Guidelines, Claim Data; Payment of Benefits; Payment of Claim Expenses; Right to Audit; and is mutually agreed to by the parties of this Agreement.

B)	The Reinsurer will undertake the defense of any suit, or portion of a suit, which is based or alleged to be based on claims for benefits under group disability policies covered by this Agreement where the claim is first commenced after the effective date of this Agreement, and the underlying policy is effective on or after the effective date of this Agreement. Except as otherwise provided in this Agreement, choice of counsel and management of any such suit, or portion of such suit, shall be agreed upon by the Insurer and the Reinsurer, which will have the exclusive right to settle any such suit, when in its informed and good faith opinion, it is appropriate to do so. The Insurer will cooperate with the Reinsurer in the defense of such suits.

C)	The Insurer and the Reinsurer will notify each other promptly of any litigation brought against it with respect to the policies covered by this Agreement are.

D)	Claims for Extra-Contractual Amounts. “Extra-Contractual Amounts” are amounts outside of contractual benefits which may include, but are not necessarily limited to: punitive, exemplary, compensatory or consequential damages or plaintiffs litigation-related costs and fees.
i)	If extra-contractual amounts are awarded against the Insurer solely as a result of the Reinsurer’s decision, action, delay or failure to act, the Reinsurer shall pay one hundred percent (100%) of all such amounts.

ii)	If extra-contractual amounts are awarded against the Insurer solely as a result of Insurer’s decision, action, delay, or failure to act, the Reinsurer shall have no (0%) percentage of liability for the payment of extra-contractual amounts.

iii)	When extra-contractual amounts are awarded against the Insurer as a result of both the Reinsurer’s and the Insurer’s decision, action, delay or failure to act, the parties agree to share in the payment of any extra-contractual amounts.

iv)	To expedite the resolution of certain claims, amounts other than policy benefits may be added to a claim settlement.

Allocation of responsibility for decisions, actions, delays, or failures to act shall be determined by the parties’ agreement subsequent to good faith negotiation. Said determination is solely for the purpose of efficient administration of this Agreement and for determining who shall assume the costs in certain instances. If agreement on such allocation cannot be reached, the matter shall be addressed in accordance with the Arbitration Article of this Agreement.

If any portion of this subsection (D) is deemed to be illegal under any law (decisional or statutory) or regulation of any Federal, State or local government, insofar as it applies to that area’s jurisdiction, then said portion is automatically terminated.

E)	The Reinsurer hereby agrees to provide claim management services for all group short term disability claims of the Insurer with dates of disability prior to January 1, 1999. For an initial payment of $230 per claim, and monthly payment of $75 per claim thereafter for the duration of the claim, Reinsurer shall manage such claims in accordance with the practices and procedures outlined in the Claims Service Agreement.

The Insurer agrees to prefund an account for claim payments sufficient to cover STD payments. The Insurer can prefund on a weekly basis. The Insurer will also pay a fee of $4,000 which will be refunded if the reinsured profit margin exceeds 7% for 1999.

F)	The Reinsurer will deposit federal and/or state income tax as requested by the claimant. In so doing, the Reinsurer does not act as the agent of the Insurer for IRS purposes. The Reinsurer shall deposit employee FICA on short term disability benefits paid. The Reinsurer will transfer the liability for the employer matching FICA and issuance of W-2 forms for short term disability benefits paid back to the employer of the disabled employee.
ARTICLE V. DURATION, RECAPTURE AND TERMINATION
A)	This Agreement shall govern the relationship of the parties until the liability of the Reinsurer with respect to all policies reinsured hereunder ceases. In accordance with the provisions of this Article, this Agreement can be terminated by either party with respect to all prospective acceptances.

Any partial or complete prospective termination of this Agreement must be made in writing prior to October 1st of each year. Termination shall occur on the desired effective date of termination or ninety days from receipt of notice, whichever is later.

B)	After this Agreement has been inforce for one (1) year from the effective date, the Insurer may increase or decrease the Reinsured Percentage. The following schedule is the minimum Reinsured Percentage for each disability policy in effect at the anniversary date of this Agreement.

Year 1 following notification	75%
Year 2 Following notification	75%
Year 3 following notification and thereafter	50%
Notification must be received by the Reinsurer not later than October 1 of the year prior to the intended change. The Reinsured Percentage will remain at current Reinsured Percentage absent any notification. The change in Reinsured Percentage will occur at the next renewal date of the underlying reinsured policy occurring after the anniversary of the change. Upon termination of this Agreement, the Insurer may reduce the Reinsured Percentage to zero percent (0%) five (5) years from the effective date of the termination. Notification must be provided 90 days in advance.

C)	The Reinsured Percentage governing any particular claim under a reinsured policy will be that Reinsured Percentage in effect as of the date of disability.

D)	As of the date termination becomes effective Reinsurer will provide Insurer only with those necessary claims and financial services required to manage any reinsured business.

E)	If Insurer becomes insolvent, as determined by the state regulatory agency, this Agreement will terminate automatically as of the date of insolvency as to all prospective acceptances by the Reinsurer. Liabilities already incurred by the Reinsurer will be administered in accordance with the Insolvency Article of this Agreement.
ARTICLE VI. NON-TRANSFERABILITY OF AGREEMENT
Neither the Insurer nor the Reinsurer shall, without prior consent of the other, which shall not be unreasonably withheld, sell, assign, transfer, or otherwise dispose of this Agreement, policies or policy liabilities covered by this Agreement, or any interest in such Agreement, by voluntary or involuntary act, by assumption agreement or otherwise, and any attempt to dispose of said interests, without said consent, shall be null and void. Notwithstanding the foregoing, Insurer or Reinsurer may arrange for a Third Party Administrator to perform some or all of the obligations hereunder. So doing will not relieve the Insurer or Reinsurer from the obligations hereunder, though, in the event that the Third Party Administrator does not perform the obligations as stated herein.
ARTICLE VII. PARTIES TO THIS AGREEMENT
A)	This is an agreement solely between the Insurer and the Reinsurer. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the Reinsurer and any of Insurer’s policyholders, beneficiaries, representatives, sales representatives, employees or shareholders.

B)	A failure or delay of either party to this Agreement to enforce any of the provisions of this Agreement, or to exercise any option which is herein provided, shall in no way be construed to be a waiver of such provision.

ARTICLE VIII. CONFIDENTIALITY
A)	The Insurer and the Reinsurer may come into the possession or knowledge of confidential and proprietary information of the other in fulfilling obligations under this Agreement. Insurer and the Reinsurer agree to hold such confidential information in strictest confidence and to take all reasonable steps to ensure that such confidential information is not disclosed in any form by any means by each of them or by any of their employees or associates to third parties of any kind, except by advance authorization. “Confidential information” means any information which (1) is not generally available to the public, or (2) has not been lawfully obtained by the parties prior to the date of disclosure to it by the other, and includes but is not limited to:
i)	Information or knowledge about each party’s products, processes, services, finances, customers, research, computer programs, marketing and business plans, claims management practices, and reserving methodology; and

ii)	Any medical and other personal, individually identifiable information about people or business entities with whom the parties do business, including customers, prospective customers, vendors, suppliers, individuals covered by insurance plans, and each party’s producers and employees.
B)	The Insurer and its agents, employees and representatives will not represent themselves, in writing, as part of the Reinsurer, or refer, in writing, to the Reinsurer in any policy forms or promotional materials, without the prior written consent of the Reinsurer.
ARTICLE IX. INSOLVENCY
The Reinsurer agrees that all reinsurance under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Insurer under each policy reinsured under this Agreement without diminution because of the insolvency of the Insurer, and the Reinsurer assumes liability for such reinsurance as of the effective dates of such policies. Any such payments by the Reinsurer shall be made directly to the Insurer or to its liquidator, receiver, or statutory successor. In the event of the insolvency of the Insurer, the liquidator, receiver or statutory successor of the Insurer shall give written notice that a claim is pending against the Insurer with respect to policies comprising the Underlying Risk within a reasonable time after such claim is filed in the insolvency proceedings. While the claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Insurer or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Insurer as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Insurer solely as a result of the defense undertaken by the Reinsurer.

Where two or more reinsurers are involved and a majority of interest elect to defend a claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as if the expense had been incurred by the Insurer.
ARTICLE X. ARBITRATION
A)	The parties explicitly agree that all differences, whether matters of fact, law or mixed fact and law, which arise out of the interpretation or execution of this Agreement, will be decided by arbitration except for those matters which are left to the sole discretion of the Reinsurer or the Insurer under the terms of this Agreement. The parties explicitly agree that arbitration shall be the sole and exclusive remedy for all such differences, and that the arbitrators will determine the interpretation of this Agreement in accordance with the usual business and reinsurance practices rather than strict technicalities. Three neutral arbitrators will decide any differences. They must be active or retired officers of life insurance companies other than the two parties to this Agreement or any of their subsidiaries. In addition, the officers may not be former employees of the two parties to this Agreement or any of their subsidiaries. One of the arbitrators is to be appointed by each party to this Agreement, and the two arbitrators will select a third. If the two are not able to agree on a third, the choice will be left to the President of the Society of Actuaries or its successor. The arbitration shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or its successor and will take place in Portland, Maine. This Agreement shall be deemed binding upon the arbitrators for matters expressly agreed to herein. The arbitrators’ decision shall be by majority vote, and no appeal shall be taken from it. The judgment rendered by the arbitrators may be entered in any court having proper jurisdiction. Expenses and fees for the arbitrators shall be shared by the Insurer and the Reinsurer in equal portions.

B)	The arbitrators may award only contractual damages to either party. In no event may extra-contractual damages, including amounts available under any state or federal Racketeer Influenced and Corrupt Organization Act (RICO), be awarded to either party under this Agreement for breach of said agreement. However, the arbitrators may allocate responsibility for 1) any extra-contractual amounts awarded against the Insurer, or 2) any amounts representing extra-contractual damages in a settlement, between the Insurer and the Reinsurer as set forth in the Claims Article of this Agreement.

C)	The procedures specified in this Article shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action the parties will continue to participate in good faith in the procedures specified in this Article. All applicable statutes of limitation shall be tolled while the procedures specified in this Article are pending. The parties will take such action, if any, required to effectuate such tolling.

D)	Notwithstanding any other provision of this Article, in the event that either party seeks, consents to, or acquiesces in the appointment of, or otherwise becomes subject to, any trustee, receiver, liquidator, or conservator (including any state insurance regulatory agency acting in such a capacity), the other party shall not be obligated to resolve any claim, dispute, or cause of action under this Agreement by arbitration and may elect to bring any action with respect to such claim, dispute or cause of action in any court of competent jurisdiction.
ARTICLE XI. YEAR 2000 COMPLIANCE
The Insurer and the Reinsurer each separately represents and warrants that it has established a written project plan and budget to address Year 2000 issues, and that its plan includes:
i)	conducting an inventory and assessment of Year 2000 impacts to its telecommunications and information systems, related software and hardware, and its facilities (e.g., buildings and utilities);

ii)	conducting a review of the Year 2000 preparedness of its significant business partners and suppliers;

iii)	correcting its Year 2000 problems and testing and validating its conversion efforts, and

iv)	establishing contingency and avoidance plans.
Each party represents and warrants that all of its telecommunications and information systems and related software and hardware have been found to be Year 2000 compliant, or will be made so on or before December 31, 1999. The Insurer agrees to cooperate in good faith with the Reinsurer with respect to Year 2000 issues by sharing information with the Reinsurer about the status and progress of the Insurer’s Year 2000 compliance work and with respect to testing and validation. Reinsurer agrees to do the same. For purposes of this section, “Year 2000 compliant” means: manages and manipulates data involving dates with full representation of year and century (i.e. YYYYMMDD) both internally and externally to the Database, System or Application; follows standards for acquisition, storage, presentation, and handling of dates including provisions for leap year and leap centuries. This applies to data stored and retrieved, reports, screens, and data that is sent or received.
ARTICLE XII. ERRORS AND OMISSIONS
Inadvertent and harmless delays, errors or omissions made in connection with this Agreement or any transaction hereunder, except as otherwise stated in this Agreement, shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided that the fault is rectified as soon as possible after discovery.

ARTICLE XIII. APPLICABLE LAW
This Agreement is governed by the laws of the State of Maine,
ARTICLE XIV. MODIFICATION
A)	This Agreement constitutes the entire understanding between the Reinsurer and the Insurer. Neither party shall be bound by any other representation made before or after the date of this Agreement, unless it is made in writing, signed by both parties and expresses by its terms an intention to modify this Agreement.

B)	In the event that any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized so to do as of the date set forth above.

DUNCANSON & HOLT SERVICES,	SAFECO LIFE INSURANCE
INC. (Managing Agent of Reinsurer)	COMPANY (Insurer)

By /s/ Paul K. Fields	By /s/ John P. Fenlason

Title V P Finance	Title Sn V. P.

Date 8/30/99	Date 11/4/99

/s/ Sharon Newton	/s/ Joseph Allen Wymich
Witness	Witness

APPENDIX A-20
AGREEMENT YEAR 1999
January 1, 1999 to December 31, 1999
Member Reinsurers who have contracted with Duncanson & Holt Services, Inc., as Managing Agent of ADRUS and their levels of participation are as follows:

	DOLLAR	PERCENTAGE
MEMBER REINSURER	PARTICIPATION	PARTICIPATION
Allianz Life Insurance Company of North America	30,000	100.00%

TOTAL AUTHORIZED PARTICIPATION	$30,000	100.00%

Claims Management Agreement
Appendix B
I. Claims Management Services
In satisfaction of its obligations to assist the Insurer with the processing of claims arising under policies reinsured in connection with the Group Short Term Disability Reinsurance Treaty (“the Treaty”), the Reinsurer designates Claims Service International, Inc. (“CSI”) to perform claims management services in connection with the Treaty as set forth herein. The Insurer shall not be liable to CSI for the services rendered under the Claims Management Agreement and shall not bear any of the expenses incurred by CSI in connection with CSI’s performance of services hereunder, except as may be expressly set forth herein. The obligation of CSI to perform administrative services in connection with the Treaty shall continue until such time as all reinsured claims have been paid, unless other agreement is reached and becomes a written part of this Agreement.
II. Standard of Care
CSI will manage claims using the same standard of care, diligence and good faith which Reinsurer exercises in the performance of its own business and shall be consistent with prudent claim processing practices in the industry in compliance with applicable laws.
III. Licenses
CSI will maintain all necessary licenses to perform the functions assigned to it in this Claims Management Agreement. CSI shall execute any documents reasonably required by the Insurer in order for the Insurer to comply with laws relating to the third party administration of claims.
IV. Claims Administration Guidelines/Claims Data
The Insurer will direct all policyholders that insured individuals and their assignees must provide notices of all reinsured disability claims, proofs of loss and any supplemental statements of disability directly to CSI for processing. CSI will communicate with all parties involved in the claims management process using the identity of “Claims Advisory Agent” for the Insurer. CSI, on behalf of the Reinsurer, will use Insurer STD claims forms, as modified to name CSI as the Claims Advisory Agent.
CSI will provide the Insurer with copies of all responses to Department of Insurance (DOI) complaints. The Insurer will not retain individual STD claim files except for copies of responses to DOI complaints. CSI will retain all individual STD claims files and will store all such files for a period of ten years after the closure of the file. CSI will destroy all claims files in a manner to preserve confidentiality. Upon proper request, CSI shall provide access to the books and records maintained by CSI for the purposes of examination, audit and inspection by any insurance department which purports to exercise jurisdiction over the business which is subject to the Treaty.
V. Payment of Claims/Authorization to Pay Claims
Upon receipt of claims, proofs of loss and/or supplemental statements of disability, CSI, on behalf of the Reinsurer in accordance with Article IV of the Treaty, will pay the claim or will take appropriate alternative action. The Insurer or the policyholder will provide to CSI all necessary information to verify eligibility and premium requirements, where such information has not already been provided to the Reinsurer. CSI shall be responsible for mailing all acknowledgment letters and claims denial letters.
In the event that CSI determines that a claim should be denied, CSI will send to the claimant a notice of denial within 10 business days of the determination. Any notice of denial will be sent directly to claimant and will state the reason for denial. Procedures for appeals are to be included in the letter to the claimant. A copy of the denial letter shall be forwarded to the policyholder when applicable.
Beginning January 1, 1999, CSI will process and pay all claims made against the policies reinsured under this Treaty for the Insurer. In connection therewith, the Insurer will provide to CSI signatory authority on a block of the Insurer drafts to be written against a the Insurer bank account. CSI shall be responsible for mailing, at its expense, all communications that are required to be mailed to claimants, including checks and EOBs.
CSI shall pay each claim under policies reinsured under the Treaty within the time period allowed by the state in which the claimant resides. Before suspending any payments, CSI will send to claimant a letter advising the claimant that benefits will be suspended unless the claimant sends information which in the judgment of CSI supports the continued payment of benefits. A copy of this letter shall be forwarded to the policyholder, when applicable.

VI. Claims Expenses
All STD claims expenses will paid by the Reinsurer. Normal claim expenses include, but are not limited to, the following: medical records; Independent Medical Exams; vendor costs; claim investigation and rehabilitation. It does not include salaries of either the Insurer’s or Reinsurer’s employees.
VII. Right to Audit
At its discretion the Insurer, or its designated representative, has the right to conduct random audits of STD claims reinsured under the Treaty. Such audits shall be conducted by staff of the Insurer, or its designated representative, at the expense of the Insurer and at the regular locations of CSI and/or the Reinsurer during normal business hours. Access to all relevant policy information and case data regarding reinsured claims shall be made available for audit proceedings. The number of claims to be audited will be determined in the sole discretion of the Insurer.
Results of audits by the Insurer shall be communicated to the Reinsurer in a verbal summary followed by written documentation of the findings, including any irregularities or problems identified.
VIII. Information Relating to Fraudulent Claims
CSI will provide to the Insurer, upon the Insurer’s request, a list of measures that CSI uses to detect fraudulent claims.
IX. Responsibility of Reinsurer for Act of CSI
Reinsurer shall be responsible for all acts of CSI as if the Reinsurer had itself performed said acts.
The signatures below constitute acceptance of the Claims Management Agreement by all parties. Nothing contained in the Claims Management Agreement shall vary, alter or affect any of the terms or conditions of the Group Short term Disability Reinsurance Agreement. The Claims Management Agreement may be revised only by changes agreed to by both parties and documented in writing.

IN WITNESS WHEREOF, the parties have signed this Claims Management Agreement on the dates shown.

DUNCANSON & HOLT SERVICES,	SAFECO LIFE INSURANCE
INC. (Managing Agent of Reinsurer)	COMPANY (Insurer)

By /s/ Paul K. Fields	By /s/ John P. Fenlason

Title V P Finance	Title Sr. V.P.

Date 8/30/99	Date 11/4/99

/s/ Sharon Newton	/s/ Joseph Allen Wymich
Witness	Witness

AMENDMENT NO. 1
TO THE
GROUP SHORT TERM DISABILITY REINSURANCE AGREEMENT
This Amendment No. 1 (the “Amendment”) is effective as of July 1, 2006 and is hereby made a part of and incorporated into the Group Short, Term Disability Reinsurance Agreement effective January 1, 1999 (the “Agreement”) by and between Symetra Life Insurance Company (formerly Safeco Life Insurance Company) (hereinafter the “Insurer”) of Bellevue, Washington and Reliance Standard Life Insurance Company doing business as Custom Disability Solutions (successor to Integrated Disability Resources, Inc., formerly Duncanson & Holt Services, Inc.), as Managing Agent (hereinafter the “Managing Agent”) for each of the participating reinsurers collectively referred to in the Reinsurance Agreement as the American Disability Reinsurance Underwriters Syndicate (“ADRUS”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
Intending to be legally bound, Insurer and Managing Agent agree to amend the Agreement as follows:
1.	ARTICLE I. GENERAL PROVISIONS, Paragraph C is amended to read as follows:
C)	All new business proposals which are quoted using rates provided by the Reinsurer shall be reinsured under this Agreement, except for new business proposals produced:
i)	by Meridian Benefits in the states of North Carolina, South Carolina and Tennessee, or

ii)	from distribution channels and opportunities brought to insurer by other reinsurance outlets, where discussions concerning such opportunities are not initiated by the Insurer.
Otherwise, this Agreement represents, an exclusive reinsurance arrangement between the parties with respect to new business proposals.
This Agreement will continue to represent an exclusive reinsurance arrangement between the parties with respect to renewals for Policies which are in force and reinsured with Reinsurer as of July 1, 2006. In the event the Reinsurer declines to accept a renewal of any such policy, the Insurer may reinsure such policy with another reinsurer.
2.	ARTICLE III. FINANCIAL RESPONSIBILITIES AND TRANSACTIONS, Section A), first two paragraphs are amended to read as follows:

The Insurer shall remit premium for reinsured group short term disability policies to the Reinsurer within ninety (90) days from the date on which premium is due to the Insurer.

1

The Insurer will follow all prudent procedures for premium collection and will notify the Reinsurer of all reinsured policies for which premium is overdue by ninety (90) days of the due date.
The third and fourth paragraphs under Section A) remain unchanged by this Amendment.
3.	ARTICLE V. DURATION, RECAPTURE AND TERMINATION is amended to read as follows:
ARTICLE V. DURATION, TERMINATION AND RECAPTURE
A)	Duration. This Agreement shall govern the relationship of the parties until the liability of the Reinsurer with respect to all policies reinsured under this Agreement ceases.

Insurer agrees to continue an ongoing active relationship with the Reinsurer for an initial period ending December 31, 2007.

B)	Termination.
(i)	Without Cause, Subject to Section A in this Article VI, either party may terminate this Agreement with respect to all prospective acceptances, at any time by providing ninety (90) days prior written notice to the other party.

(ii)	Insurer Insolvency. If Insurer becomes insolvent as determined by one or more state regulatory agencies, this Agreement will terminate automatically as of the date of insolvency as to all prospective acceptances. Liabilities already incurred by the Reinsurer will be administered in accordance with the Insolvency Article of this Agreement.

(iii)	Immediate Termination Rights Notwithstanding the above, Insurer may terminate this Agreement upon the occurrence of any of the following at any time by the giving of fifteen (15) days prior written notice to the Managing Agent:
a)	Either ADRUS or the Managing Agent ceases active underwriting operations;

b)	A State Insurance Department or other regulatory authority orders ADRUS, or any then-participating member of ADRUS, to cease writing business;

c)	ADRUS, any then-participating member of ADRUS, or the Managing Agent: 1) becomes insolvent, 2) is placed into liquidation or receivership, or 3) has instituted against it proceedings for the appointment of a supervisor, receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations;

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d)	ADRUS or the Managing Agent enters into a definitive written agreement to directly or indirectly assign its interests in this Agreement and liability for obligations under this Agreement to another party without the insurer prior written consent;

e)	The Managing Agent has entered into a definitive agreement to sell, substantially all of its assets without the Insurer’s prior written consent; or

f)	ADRUS or the Managing Agent, has engaged in any of the following: 1) a pattern or practice of failure by ADRUS or the Managing Agent to pay claims on a timely basis, 2) a pattern or practice of failure by ADRUS or the Managing Agent to abide by applicable federal or state laws, 3) a pattern or practice of acts of bad faith conduct by ADRUS or the Managing Agent, or 4) a pattern or practice of committing acts of negligent behavior by ADRUS or the Managing Agent, in discharging the Reinsurer’s duties under this Agreement.
C)	Recapture.

If the insurer terminates the Agreement effective on January 1, 2008 or some other date in 2008, the recapture period shall be three (3) years from the effective date of such termination.

If the Insurer terminates the Agreement effective on or after January 1, 2009, the recapture period shall be two (2) years from the effective date of such termination.

Recapture through any means will include 100% of the risk for the policies unless other terms are agreed to by the Insurer and Reinsurer.

D)	The Reinsured Percentage governing any claim under a reinsured policy will be that Reinsured Percentage in effect as of the date of disability.

E)	As of the date termination of the Agreement becomes effective, Reinsurer will provide Insurer only with those necessary claim and financial services required to manage any reinsured business Upon termination, Reinsurer will utilize renewal methods, tools and procedures which are consistent with those in use for renewals generally within Reinsurer’s overall block of business at the time Insurer’s policies are being renewed.
4.	The Agreement is amended by the addition of the following Article, which is applicable to ADRUS members for all ADRUS agreement years effective on or after July 1, 2006.
ARTICLE XV. COLLATERAL REQUIREMENTS
If the amount of capital and surplus of any ADRUS member has been reduced by 50% or more of the amount of capital and surplus as stated in such ADRUS member’s most recent prior annual statutory statement filed with its state of domicile, such ADRUS member shall deposite in trust with a trustee (which shall not be an affiliate of such ADRUS member), and thereafter at all times maintain in such trust, assets at least equal in value to such ADRUS member’s proportionate amount of the reserves required to be maintained from time to time

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by ADRUS under sound actuarial principles and accepted statutory accounting practices, with respect to reserves required for liabilities incurred by ADRUS members under this Agreement on or after July 1, 2006.
Such ADRUS member may alternatively post a letter of credit to satisfy such obligations. The trust or letter of credit arrangements, and all documentation relating thereto, must be satisfactory in form and substance to Insurer in its good faith discretion. The trust shall be terminated and the assets returned to the ADRUS member, or the letter of credit returned for cancellation, if the ADRUS member’s amount of capital and surplus increases by 10% of the amount of capital and surplus as stated in such ADRUS member’s most recent prior annual statutory statement filed with its state of domicile.
The parties acknowledge that the collateral obligations under this provision predicated upon a reduction in surplus shall not be applicable if the ADRUS member has already provided collateral or taken other lawful actions that allow Insurer to receive full reserve credit with respect to the reinsurance ceded under this Agreement.
All provisions of the Agreement not in conflict with the provisions of this Amendment will continue unchanged.
IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed in duplicate by the signatures of their duly authorized representatives as indicated below.

CUSTOM DISABILITY SOLUTIONS.	SYMETRA LIFE INSURANCE COMPANY
Managing Agent of Reinsurer

By: /s/ Paul K. Fields	By: /s/ Michael Fry

Name: Paul K. Fields	Name: Michael Fry

Title: CFO	Titles: VP

Date: 8/16/2006	Date: 8/17/2006

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AMENDMENT NO. 2
TO THE
GROUP SHORT TERM DISABILITY REINSURANCE AGREEMENT
This Amendment no. 2 (“Amendment”) is hereby made a part of and incorporated into the Group Short Term Disability Reinsurance Agreement which was effective January 1, 1999 (“Agreement”) by and between Symetra Life Insurance Company (formerly Safeco Life Insurance Company) (“Insurer”) of Bellevue, Washington and Reliance Standard Life Insurance Company doing business as Custom Disability Solutions (successor to Integrated Disability Resources, Inc., formerly Duncanson & Holt Services, Inc.), as Managing Agent (“Managing Agent”) for each of the participating reinsurers collectively referred to in the Agreement as the American Disability Reinsurance Underwriters Syndicate (“ADRUS”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
Intending to be legally bound, Insurer and Managing Agent agree to amend the Agreement as follows:
Effective January 1, 1999, Appendix A-20 appearing in the Agreement is amended to read as follows:
APPENDIX A
AGREEMENT YEAR 1999
January 1,1999 to December 31,1999
Member Reinsurers who have contracted with Duncanson & Holt Services, Inc. as Managing Agent of ADRUS and their levels of participation are as follows:

	DOLLAR	PERCENTAGE
MEMBER REINSURER[S]	PARTICIPATION	PARTICIPATION
UNUM Life Insurance Company of America	$30,000	100%

TOTAL AUTHORIZED PARTICIPATION	$30,000	100%

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate by the signatures of their duly authorized representatives as indicated below.

CUSTOM DISABILITY SOLUTIONS,
Managing Agent of Reinsurer		SYMETRA LIFE INSURANCE COMPANY

By:	/s/ Paul K. Fields	By:	/s/ David C. Fry

Name:	Paul K. Field	Name:	David C. Fry

	CFO	Title:	Senior Actuary & AVP

	12/7/2006	Date:	12/8/2006

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APPENDIX A-l
AGREEMENT YEAR 2000
January 1, 2000 to December 31, 2000
Member Reinsurers who have contracted with Duncanson & Holt Services, Inc. as Managing Agent of ADRUS and their levels of participation are as follows:

	DOLLAR	PERCENTAGE
MEMBER REINSURER	PARTICIPATION	PARTICIPATION
UNUM Life Insurance Company of America	$30,000	100.0%

TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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APPENDIX A-2
AGREEMENT YEAR 2001
January 1, 2001 to December 31, 2001
Member Reinsurers who have contracted with Duncanson & Holt Services, Inc. as Managing Agent of ADRUS and their levels of participation are as follows:

	DOLLAR	PERCENTAGE
MEMBER REINSURER	PARTICIPATION	PARTICIPATION
UNUM Life Insurance Company of America	$30,000	100.0%

TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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APPENDIX A-3
AGREEMENT YEAR 2002
January 1, 2002 to December 31, 2002
Member Reinsurers who have contracted with Integrated Disability Resources, Inc. as Managing Agent of ADRUS and their levels of participation are as follows:

	DOLLAR	PERCENTAGE
MEMBER REINSURER	PARTICIPATION	PARTICIPATION
UNUM Life Insurance Company of America	$30,000	100.0%

TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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APPENDIX A-4
AGREEMENT YEAR 2003
January 1, 2003 to December 31, 2003
Member Reinsurers who have contracted with Integrated Disability Resources, Inc. as Managing Agent of ADRUS and their levels of participation are as follows:

	DOLLAR	PERCENTAGE
MEMBER REINSURER	PARTICIPATION	PARTICIPATION
UNUM Life Insurance Company of America	$30,000	100.0%

TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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APPENDIX A-5
AGREEMENT YEAR 2004
January 1, 2004 to December 31, 2004
Member Reinsurers who have contracted with Integrated Disability Resources, Inc. as Managing Agent of ADRUS and their levels of participation are as follows:

	DOLLAR	PERCENTAGE
MEMBER REINSURER	PARTICIPATION	PARTICIPATION
UNUM Life Insurance Company of America	$30,000	100.0%

TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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APPENDIX A-6
AGREEMENT YEAR 2005
January 1, 2005 to December 31, 2005
Member Reinsurers who have contracted with Integrated Disability Resources, Inc. as Managing Agent of ADRUS and their levels of participation are as follows:

	DOLLAR	PERCENTAGE
MEMBER REINSURER	PARTICIPATION	PARTICIPATION
UNUM Life Insurance Company of America	$30,000	100.0%

TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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APPENDIX A-7
AGREEMENT YEAR 2006
January 1, 2006 to December 31, 2006
Member Reinsurers who have contracted with Custom Disability Solutions as Managing Agent of ADRUS and their levels of participation are as follows:

	DOLLAR	PERCENTAGE
MEMBER REINSURER	PARTICIPATION	PARTICIPATION
Reliance Standard Life Insurance Company	$30,000	100.0%

TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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APPENDIX A-8
AGREEMENT YEAR 2007
January 1, 2007 to December 31, 2007
Member Reinsurers who have contracted with Custom Disability Solutions as Managing Agent of ADRUS and their levels of participation are as follows:

MEMBER	DOLLAR	PERCENTAGE
REINSURER	PARTICIPATION	PARTICIPATION
Reliance Standard Life Insurance Company	$30,000	100.0%
TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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APPENDIX A-9
AGREEMENT YEAR 2008
January 1, 2008 to December 31, 2008
Member Reinsurers who have contracted with Custom Disability Solutions as Managing Agent of ADRUS and their levels of participation are as follows:

MEMBER	DOLLAR	PERCENTAGE
REINSURER	PARTICIPATION	PARTICIPATION
Reliance Standard Life Insurance Company	$30,000	100.0%
TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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APPENDIX A-10
AGREEMENT YEAR 2009
January 1, 2009 to December 31, 2009
Member Reinsurers who have contracted with Custom Disability Solutions as Managing Agent of ADRUS and their levels of participation are as follows:

MEMBER	DOLLAR	PERCENTAGE
REINSURER	PARTICIPATION	PARTICIPATION
Reliance Standard Life Insurance Company	$30,000	100.0%
TOTAL AUTHORIZED PARTICIPATION	$30,000	100.0%

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